Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS AGREEMENT dated as of February 8th, 2022.

BETWEEN:
Bruush Oral Care Inc., a British Columbia company with a headquarters at 30 Wellington St W, 5th Floor, Toronto, Ontario M5L 1E2 (“Brüush”)

AND:

Matthew Kavanagh, an individual residing at [Redacted] (the “Employee”)

WHEREAS:

A.	Brüush carries on business of manufacturing and distributing of oral care products under the brand name “Brüush”;

B.	Brüush wishes to hire the Employee as its Chief Financial Officer;

C.	Brüush and the Employee have agreed that the Employee will, from February 22nd, 2022 (the “Effective Date”), be employed by Brüush on the terms set out in this Agreement.

NOW THEREFORE in consideration of the premises and mutual covenants herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, the parties hereby covenant and agree with each other as follows:

1.	EMPLOYMENT

1.1	Effective Date and Term. The Employee’s employment hereunder shall commence on February 22nd, 2022.

1.2	Position. Brüush hereby agrees to employ the Employee, and the Employee agrees to serve Brüush, in accordance with the terms of this Agreement in the position of Chief Financial Officer. As Chief Financial Officer, Employee will have the roles and responsibilities commensurate with this position, including managing the financial actions of Brüush, as well as directing and overseeing Brüush’s finance department.

1.3	Reporting. The Employee shall report to and be directly responsible to Aneil Manhas, Chief Executive Officer, or such other person or entity as Brüush may designate.

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1.4	Full Attention and Effort. The Employee agrees to devote the Employee’s full time, abilities and energy to the faithful performance of the duties of the Position and during his employment with Brüush, the Employee shall not:

(a)	engage in any other employment, consulting or other business activity while employed by Brüush without the prior written consent of Brüush, or

(b)	hold a beneficial interest in, directly or indirectly, any business similar to Brüush or to serve as an officer or director of any other entity without the prior written consent of Brüush. Such restriction shall not apply to:

(i)	holding less than 3% of the common shares of any publicly-listed company;

(ii)	shareholdings in and offices or directorships in companies beneficially owned exclusively by the Employee or any member of the Employee’s family provided they do not breach this Agreement; or

(iii)	director or office positions in charitable, non-profit or professional or industry organizations.

1.5	Location of Performance of Work. Employee shall work remotely from their home residence in Vancouver, British Columbia until Brüush establishes an office in Vancouver, at which time Employee will be expected to work from the office. At all times, the Employee may also be expected to travel to, and perform the duties at, such other locations as may be reasonably determined by Brüush.

2.	COMPENSATION

2.1	Annual Salary. Brüush agrees to pay the Employee a salary in the amount of $200,000 dollars per year payable by monthly instalments. Brüush will review the Annual Salary from time to time during the term of this Agreement and may, in its sole discretion, increase the Annual Salary.

2.2	Stock Options Grant. The Employee shall receive stock options to acquire 150,000 Class B common shares of Brüush at a strike price equal to $1.80 per share. The stock options will vest annually in equal increments of 37,500 Class B common shares per year over a four-year term. All stock option grants will be subject to the terms of Brüush’s Employee Share Option Plan and any applicable Share Option Agreement.

2.3	Benefits. Employee shall be entitled to participate in the employee benefit programs provided to Brüush’s employees, subject to applicable underwriting criteria. All insured benefits are subject to the terms and conditions of the applicable policies.

2.4	Vacation. The Employee shall be entitled to take vacation during each calendar year at such time or times as shall be agreed between the Employee and Brüush, for 20 working days per calendar year, pro-rated to the start date.

2.5	Expenses. The Employee shall be reimbursed by Brüush for all out-of-pocket expenses actually, necessarily and properly incurred by the Employee in the discharge of duties for Brüush. The Employee agrees that such reimbursements shall be due only after the Employee has rendered an itemized expense account, together with receipts where applicable, showing all monies actually incurred on behalf of Brüush and such other information as may be required and requested by Brüush.

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2.6	Statutory Deductions and Taxes. Brüush will be entitled to withhold from any compensation, benefits or amounts payable under this Agreement all applicable federal and provincial taxes and other statutory deductions as may be required from time to time pursuant to any applicable law or governmental regulation or ruling provided Brüush shall remit same to the appropriate governmental authority in accordance with applicable laws.

3.	OBLIGATIONS OF THE EMPLOYEE

3.1	Confidentiality. In this Agreement, “Confidential Information” means all information of Brüush, including information relating to the assets, business plans, employees, equipment, financial statements and financial performance, intellectual property, inventory, market strategies, operations, pricing, products, suppliers, and trade secrets of Brüush and the business, whether communicated in written form, orally, visually, demonstratively, technically or by any other electronic form or other media, or committed to memory, and whether or not designated, marked, labeled or identified as confidential or proprietary, including:

a)	personal information and all analyses, compilations, records, data, reports, correspondence, memoranda, specifications, materials, applications, technical data, studies, derivative works, reproductions, copies, extracts, summaries or other documents containing or based upon, in whole or in part, any of the information listed above;

but excluding information, other than personal information, which the Employee can demonstrate:

b)	was available to or known by the public before such information was obtained by the Employee;

c)	is or was obtained from a source other than Brüush or any person bound by a duty of confidentiality to Brüush or the business; or

d)	is or becomes available to or known by the public other than as a result of improper disclosure by the Employee.

For greater certainty, Confidential Information includes all information as defined herein whether acquired by the Employee before or after the date of this Agreement.

3.2	Restrictions on Confidentiality. The Employee acknowledges and agrees that in the course of its employment with Brüush, he or she will or has acquired Confidential Information. The parties agree that Brüush has all rights to use and possession of, title to and ownership of the Confidential Information and the Employee will deliver all of the Confidential Information in written, electronic form or other media that it possesses promptly to Brüush upon the termination of his or her employment with Brüush. Accordingly, the Employee agrees to hold in strict confidence and not disclose or use any Confidential Information, for any purpose, except as provided in this Section. The Employee further agrees that:

a)	If he or she is required by any applicable law or by any governmental authority to disclose any Confidential Information, he or she will provide Brüush with prompt written notice of that requirement, so that Brüush may contest the disclosure of the Confidential Information and seek an appropriate protective order or other appropriate remedy;

b)	If, in the absence of a protective order or other appropriate remedy, the Employee is, in the reasonable opinion of its lawyers, required by any applicable law or by any governmental authority to disclose any Confidential Information or stands liable for contempt or to suffer other censure or penalty, then the Employee may, without liability under this Agreement, disclose that portion of the Confidential Information, but only that portion, that he or she is legally required to disclose;

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c)	The Employee will notify Brüush immediately upon discovery of any breach of this Section or any unauthorized or unlawful disclosure, divulgence, communication or use of any Confidential Information; and

d)	The obligations and covenants contained in this Section will be perpetual.

3.3	Restriction on Competition. The Employee agrees with Brüush to not, during his or her employment with Brüush, and for a period of 2 (two) years following the termination of such employment, in any capacity or manner, whether directly or indirectly, individually or in partnership or otherwise jointly or in concert with any other person:

a)	advise, be engaged or interested in, be concerned or associated with, or carry on;

b)	lend money to, provide financial assistance to, or guarantee the debts or obligations of; or

c)	permit its or his or her name or any part of that name to be used or employed by any Person in connection with a business that competes in any manner with Brüush anywhere.

3.4	Portfolio Exemption. There will be no default under Section 3.3 by virtue of the Employee holding, as a passive investor only, not more than five percent in the aggregate (including securities held by any persons acting jointly or in concert with the Employee) of the issued and outstanding securities of a person, the securities of which are listed on a recognized stock exchange or an organized securities market.

3.5	Non-Solicitation of Employees. The Employee agrees with Brüush to not, during the Employee’s employment with Brüush, and for a period of 2 (two) years following the termination of such employment, in any capacity or manner, whether directly or indirectly, individually or in partnership or otherwise jointly or in concert with any other person:

a)	induce or encourage any employee to leave the employment of Brüush, or authorize, assist, approve or encourage this action by any other person; or

b)	hire or attempt to hire or otherwise solicit any employee or authorize, assist, approve or encourage this action by any other person.

4.	TERMINATION

4.1	Probation Period. The first three months of employment, until May 22nd, 2022, shall constitute a probationary period during which period Brüush may, in its absolute discretion, terminate the Employee’s employment, for any reason without notice or cause.

4.2	Resignation by the Employee. The Employee may resign employment by giving Brüush 14 days written notice (the end date of which is the “Resignation Effective Date”), in which event the Employee shall not be entitled to any severance payment but shall be entitled to receive all Annual Salary earned to the date of cessation of employment, together with any outstanding earned but untaken vacation pay, reimbursement of any final expenses and all Bonuses earned in respect of any period ending on or before the Resignation Effective Date (collectively, “Final Wages”). Brüush may, at its option, terminate the Employee’s employment prior to the end of such Resignation Effective Date, in which case, Brüush shall only be liable to pay the Employee Final Wages through to the Resignation Effective Date.

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4.3	Termination Without Cause. Brüush may at any time terminate the Employee’s employment without just cause. If the Employee is terminated without just cause, Brüush will pay the Employee a lump sum amount equal to one month of the Employee’s then annual salary (the “Severance”). In such event, the Employee shall be entitled to receive Final Wages. This section shall apply except where the termination without cause of the Employee is due to a Change of Control (see section 4.5).

4.4	Termination for Cause. Brüush may at any time terminate the Employee’s employment for just cause. In such event, the Employee shall not be entitled to any compensation or notice, but shall be entitled to receive Final Wages.

4.5	Change in Control. A Change of Control means:

(a)	the occurrence of or combination of, a sale of shares, amalgamation, merger or other consolidation of Brüush to which the beneficial shareholders of Brüush prior thereto do not retain more than 50% of the beneficial ownership of the company; or

(b)	a sale, lease, or disposition of all or substantially all of the assets of Brüush; and

(c)	For greater certainty, an initial public offering on a stock exchange shall not be deemed to constitute a Change of Control.

If the Employee is terminated without cause 60 days preceding or 90 days following a Change in Control, the Employee will be entitled to an amount equal to 25% of the Annual Salary in effect at the time of termination. Payment is conditional upon the Employee executing a full and final release in favour of Brüush and its Affiliates (as defined in the Canada Business Corporations Act) and payment shall be processed within 30 days of Brüush receiving the executed release.

If within 90 days following a Change in Control, good reason exists (good reason shall mean, unless consented to in writing by the Employee, a material decrease in title, position or responsibilities of the Employee, or any material reduction in Annual Salary), the Employee shall be entitled to terminate employment by giving Brüush one month written notice (the end date of which is the “Notice Effective Date”). Upon the completion of the Notice Effective Date, the Employee will be entitled to an amount equal to 25% of the Annual Salary in effect at the time of the Notice Effective Date. Payment is conditional upon the Employee executing a full and final release in favour of Brüush and its Affiliates and payment shall be processed within 30 days of Brüush receiving the executed release.

4.6	Incapacity. In the event the Employee is unable to perform substantially all of the Employee’s employment duties for a period of six months or more or for periods collectively exceeding 6 months in any 12-month period, Brüush may, at its option, terminate this Agreement without advance notice or compensation. The Employee shall remain eligible for any disability benefits for which the Employee may qualify. The Employee acknowledges that the foregoing represents reasonable accommodation by Brüush of any disability causing such incapacity in view of the Employee’s role with Brüush.

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4.7	Full Satisfaction and Release. The Employee agrees to accept the Severance in full satisfaction of any and all claims the Employee has or may have against Brüush arising out of such termination, including under applicable employment standards legislation and entitlement to reasonable notice under common law. The Employee agrees to sign and deliver a full and final release of Brüush of all such claims arising from such termination in return for payment of Severance in excess of employment standards minimum payments.

4.8	Return of Property. On the cessation of employment for any reason, the Employee agrees to return to Brüush all property and information of Brüush, including all confidential information, which is in the Employee’s possession or control. Notwithstanding the foregoing, if such materials are in electronic form on non-removable media, the Employee will transmit a copy thereof to Brüush and thereafter delete all Confidential Information from all personal electronic devices using commercially reasonable means.

4.9	Right to Deduct. Brüush shall have the right to offset any money properly due by the Employee to Brüush against any amounts payable by Brüush to the Employee under this Agreement.

5.	SUCCESSORS OR ASSIGNS

5.1	Successors. This Agreement shall enure to the benefit of, and be binding upon and shall be enforceable by, Brüush and the successors and permitted assigns of Brüush. Brüush will require any successor(s) (whether direct or indirect, by purchase, amalgamation, consolidation or otherwise) to all or substantially all of the business and/or assets of Brüush which is not automatically liable under this Agreement by operation of law to assume liability, jointly and severally with Brüush, for the performance by Brüush of its obligations under this Agreement.

5.2	Assignment. Brüush may not assign this Agreement without the Employee’s prior written consent. Notwithstanding the foregoing, Brüush shall be entitled to assign this Agreement without the Employee’s consent to any Affiliate of Brüush on written notice to the Employee, provided there is no material change to the Employee’s terms of employment. The Affiliate shall assume liability, jointly and severally with Brüush, for the performance by Brüush of its obligations under this Agreement.

5.3	Benefit Binding. This Agreement shall enure to the benefit of, shall be binding upon, and shall be enforceable by the Employee’s legal representatives, successors and assigns. If the Employee dies while any amounts are still payable to the Employee under this Agreement all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such successors, assigns and legal representatives.

6.	MISCELLANEOUS

6.1	Applicable Laws and Forum. This Agreement and the employment of the Employee shall be governed, interpreted, construed and enforced according to the laws of the Province of British Columbia and the laws of Canada applicable therein, without reference to their conflict of laws principles. The parties agree that any proceeding arising out of this Agreement or the Employee’s employment with Brüush shall be brought exclusively in the courts of Vancouver, British Columbia.

6.2	Employment Standards Act. The provisions of the applicable employment standards legislation shall prevail if greater than entitlements in this Agreement. In such case, the prevailing entitlement shall be limited to the minimum requirements of the applicable employment standards legislation.

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6.3	Time. Time shall be of the essence of this Agreement.

6.4	Entire Agreement. This Agreement and any other plan or document referred to herein represents the entire Agreement between the Employee and Brüush concerning the subject matter hereof and supersedes any previous oral or written communications, representations, understandings or agreements with Brüush or any officer or agent thereof, including, without limitation, the Employee’s prior consulting agreement with Brüush. This Agreement may only be amended or modified in writing signed by the parties.

6.5	Notices. Any notice, acceptance or other document required or permitted hereunder shall be considered and deemed to have been duly given if delivered by hand or mailed by postage prepaid and addressed to the party for whom it is intended at the party’s address above or to such other address as the party may specify in writing to the other and shall be deemed to have been received if delivered, on the date of delivery, and if mailed as aforesaid, then, if sent and to be delivered within Canada, on the third business day following the date of mailing thereof or, if sent from or to a location outside Canada, on the fifth business day.

6.6	Waiver. The waiver by the Employee or by Brüush of a breach of any provision of this Agreement by Brüush or by the Employee shall not operate or be construed as a waiver of any subsequent breach by Brüush or by the Employee.

6.7	Rights and Remedies. The rights and remedies of the parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law and in equity. Any single or partial exercise by any party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such party may be lawfully entitled for the same default or breach.

6.8	Enforcement of Certain Clauses. In the event any provision of this Agreement is determined to be void or unenforceable for any reason, such portion shall be severed and such invalidity shall not affect the balance of the terms of this Agreement. The Employee’s obligations under this Agreement following cessation of employment shall remain in effect notwithstanding any alleged or actual breach by Brüush of any obligations to the Employee.

6.9	Interpretation. Unless otherwise indicated, all dollar amounts referred to in this Agreement are in lawful money of Canada. Headings are included in this Agreement for convenience of reference only and do not form part of this Agreement. Except as the context requires, the word “including” is not meant to be limiting (whether or not used with phrases such as “without limitation” or “but not limited to”) and the word “or” is not meant to imply an exclusive relationship between the matters being connected.

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the date hereinbefore set forth.

MATTHEW KAVANAGH	BRUUSH ORAL CARE INC.

	Name:	Aneil Manhas

	Title:	Chief Executive Officer

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the date hereinbefore set forth.

MATTHEW KAVANAGH	BRUUSH ORAL CARE INC.

	Name:	Aneil Manhas

	Title:	Chief Executive Officer

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